Simplicity Esports and Gaming Company

Exhibit 10.4

March 21, 2023

Simplicity Esports And Gaming Company

7000 W. Palmetto Park Road – Suite 505

Boca Raton, FL 33433

Re: Agreement to Convert Convertible Promissory Notes

Reference is made to the convertible promissory notes issued by Simplicity Esports And Gaming Company (“WINR” or the “Company”) and enumerated on Schedule A attached hereto (collectively, the “Notes”). Capitalized terms used but not defined herein shall have the same meanings set forth in the form of Transaction Documents (as defined below) enumerated on Exhibit A. In consideration of the promises and other good and valuable consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the holders of such Notes and party hereto (each, a “Holder” and collectively, the “Holders”) agree that:

1.	As of the closing of the acquisition by the Company of 100% of the membership interests in Diverted River Technology, LLC, an Indiana limited liability company (“DRT”), pursuant to that certain exchange agreement, dated as of September 29, 2022 by and among the Company, DRT, Diamond Dogs Investments, LLC, Zachary Johnson and any other parties to such agreement as a result of becoming a member of DRT following the execution thereof (the “Transaction”), the Holders agree to convert their Notes into a number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) equal to 5% of the outstanding shares of Common Stock on the date hereof (the “Equity Percentage Shares”). Each Holder shall convert its respective Note(s) into the Equity Percentage based on the ratio which the principal amount of such Holder’s Note [outstanding as of the date hereof] bears to the aggregate principal amount [outstanding as of the date hereof] of all Holders enumerated on Schedule A attached hereto. For the avoidance of doubt, this Paragraph 1 shall not apply to certain convertible promissory bridge notes issued by WINR in favor of Ionic Ventures, LLC, FirstFire Global Opportunities Fund, and Jefferson Street Capital enumerated on Schedule B attached hereto.

2.	Notwithstanding the agreement of the Holders to convert their respective Notes in accordance with the terms set forth in Paragraph 1, the Holders will be entitled to continue conversions from the date hereof until the closing of the Transaction. Any conversions which occur in accordance with this letter agreement (the “Agreement”) will reduce the number of shares of Common Stock that would be issued to each Holder upon conversion of each of its respective Notes equal to the Ratio multiplied by the Equity Percentage Shares.

3.	Except as expressly modified as contemplated hereby, each of the Notes and each of the other applicable Transaction Documents (as such term is defined in the applicable Purchase Agreement enumerated on Exhibit A attached hereto ) entered into or provided in connection with the issuance of each of the Notes, as currently in effect, is hereby confirmed to be in full force and effect in accordance with its respective terms and is hereby reaffirmed, ratified and confirmed. In furtherance thereof, the Company hereby affirms the continued effectiveness of all provisions and terms in such Transaction Documents applicable to and provided by the Company, its subsidiaries and any other affiliates, as applicable, pursuant to the Transaction Documents, until the Notes have been repaid in full, converted pursuant to their original terms and provisions, or converted in accordance with the terms of this Agreement and the Company hereby acknowledges and agrees that the Company has no claim or offsets against, or defenses or counterclaims to, the Holders with respect to the Notes.

Simplicity Esports and Gaming Company

4.	The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, (a) does not operate as a waiver or forbearance, either express or implied, of any right, power or remedy with respect to any terms contained in the applicable Transaction Documents, including, without limitation, the Notes or the right by any Holder to exercise all rights and remedies in the event of a default by the Company under the Notes or (b) commit or otherwise obligate the Holders to enter into or consider entering into any such waiver or forbearance, or any other modification of any Transaction Document.

5.	This Agreement shall be deemed to be a Transaction Document, and for the avoidance of doubt, except as otherwise expressly provided herein, nothing contained in this Agreement shall constitute an amendment, modification or waiver of any of the provisions of the Transaction Documents or any other document issued contemporaneously with the Transaction Documents. In the event and to the extent that any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement, all of which shall remain fully enforceable as set forth herein. All requirements as to notice and all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the provisions contained in the applicable Transaction Documents.

6.	In the event that the closing of the Transaction does not occur by July 14, 2023, this Agreement and all provisions and undertakings hereunder shall automatically terminate as of such date without any further action by any party hereto and shall be of no further force and effect.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[Signature page follows]

Simplicity Esports and Gaming Company

Very truly yours,

SIMPLICITY ESPORTS AND GAMING COMPANY

By:	/s/ Roman Franklin
Name:	Roman Franklin
Title:	Chief Executive Officer

Agreed and Accepted:

Ionic Ventures, LLC

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:

FirstFire Global Opportunities Fund

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:

Jefferson Street Capital

By:	/s/ Brian Goldberg
Name:	Brian Goldberg
Title:	Managing Member

Labrys Fund

By:	/s/ Thomas Silverman
Name:	Thomas Silverman
Title:	Managing Partner

Simplicity Esports and Gaming Company

GS Capital Partners

By:	/s/ Gabe Sayegh
Name:	Gabe Sayegh
Title:

Lucas Ventures & LGH Investments

By:	/s/ Lucas Hoppel
Name:	Lucas Hoppel
Title:

Simplicity Esports and Gaming Company

Schedule A

Notes

Noteholder	Origination	P&I Balance

FirstFire	3/21/22	$120,819
FirstFire	7/14/22	$29,196
FirstFire	6/10/21	$1,364,167
FirstFire	3/10/21	$528,847

GS Capital	3/21/22	$90,614
GS Capital	7/14/22	$29,196
GS Capital	6/10/21	$299,678
GS Capital	9/13/22	$11,440

Ionic	3/21/22	$120,819
Ionic	7/14/22	$29,196
Ionic	9/29/21	$1,526,014

Jefferson	4/1/22	$90,162
Jefferson	8/24/21	$327,529
Jefferson	7/14/22	$29,196

Labrys	2/19/21	$1,021,697

LGH	9/2/21	$248,000
Lucas	9/2/21	$248,000

Simplicity Esports and Gaming Company

Schedule B

Excluded Notes

Noteholder	Origination	P&I Balance

FirstFire	9/8/22	$68,640
FirstFire	1/30/23	$35,200
FirstFire	3/8/23	$16,500

Ionic	9/8/22	$68,640
Ionic	1/30/23	$35,200
Ionic	3/8/23	$16,500

Jefferson	9/8/22	$28,600
Jefferson	1/30/23	$35,200